EXHIBIT 2.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
by and among
HOME FEDERAL BANCORP, INC. OF LOUISIANA,
HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA
and
FIRST LOUISIANA BANCSHARES, INC.

WHEREAS, Home Federal Bancorp, Inc. of Louisiana  (“Home Bancorp”), a federally chartered subsidiary holding company, Home Federal Mutual Holding Company of Louisiana, a federally chartered mutual holding company (the “MHC”), and First Louisiana Bancshares, Inc., a Louisiana corporation (the “Company”) entered into the Agreement and Plan of Merger dated as of December 11, 2007 (the Agreement”) pursuant to which the Company will merge with and into a newly formed Louisiana corporation, Home Federal Bancorp, Inc. of Louisiana (the “Holding Company”) (the “Merger”);

WHEREAS, the Holding Company became a party to the Agreement by Accession to Merger Agreement dated February 28, 2008;

WHEREAS, Home Federal Savings and Loan Association (the “Association”) (collectively with Home Bancorp, the MHC and the Holding Company (the “Home Parties”) and with the Company, the “Parties”) became a party to the Agreement by Association Accession to Merger Agreement dated April 9, 2008;

WHEREAS, pursuant to Section 7.5 of the Agreement, the Agreement may be amended at any time by mutual agreement by an agreement in writing signed by the Parties to the Agreement pursuant to authorization by or under the direction of their respective Boards of Directors;

WHEREAS, Section 7.1(e) of the Agreement provides that either Home Bancorp or the Company may terminate the Agreement if the Effective Time, as such term is defined in the Agreement, has not occurred by the close of business on July 31, 2008;

WHEREAS, as of the date hereof the Holding Company has not received orders for at least the minimum amount of shares being offered thereby (1,360,000 shares including up to 204,000 shares which will be issued to the shareholders of the Company in connection with the Merger) pursuant to the prospectus dated May 14, 2008 (the “Offering”);

WHEREAS, the Home Parties extended the Offering until August 11, 2008, subject to their ability to terminate the Offering prior thereto in their discretion, in order to continue to attempt to obtain orders for at least the minimum number of shares required to be sold in order to complete the Offering; and

WHEREAS, the Parties believe it is in their best interests to amend the Agreement to extend the termination date set forth in Section 7.1(e) to August 31, 2008.

NOW THEREFORE, BE IT RESOLVED for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Home Parties and the Company hereby agree as follows:

      1.  Amendment to Agreement.

Section 7.1(e) of the Agreement be and hereby is amended in its entirety to read as follows:

“by either Home Bancorp or the Company in writing if the Effective Time has not occurred by the close of business on August 31, 2008, provided that this right to terminate shall not be available to any Party whose failure to perform an obligation in breach of such Party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date.”

     2.  No Other Modifications.  Except as set forth herein, the Agreement shall remain  in  full  force  and  effect  with  no  further changes.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Agreement to be executed by their duly authorized representatives as of this 25th day of July 2008.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

By:	/s/Daniel R. Herndon
Name: Daniel R. Herndon
Title: President and Chief Executive Officer

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/Daniel R. Herndon
Name: Daniel R. Herndon
Title: President and Chief Executive Officer

HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA

By:	/s/Daniel R. Herndon
Name: Daniel R. Herndon
Title: President and Chief Executive Officer

HOME FEDERAL BANCORP, INC. OF LOUISIANA (FEDERAL)

By:	/s/Daniel R. Herndon
Name: Daniel R. Herndon
Title: President and Chief Executive Officer

FIRST LOUISIANA BANCSHARES, INC.

By:	/s/Ron C. Boudreaux
Name: Ron C. Boudreaux
Title: President